As filed with the Securities and Exchange Commission on September 26, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	66-0608955
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

270 Muñoz Rivera Avenue, San Juan, Puerto Rico	00918
(Address of principal executive offices)	(Zip Code)

 2005 STOCK OPTION PLAN FOR EUROBANCSHARES, INC
(Full title of the plan)

Rafael Arrillaga Torréns, Jr.	Copy to:
Chairman of the Board, President and Chief Executive Officer	Peter G. Weinstock, Esq.
EuroBancshares, Inc.	Jenkens & Gilchrist,
270 Muñoz Rivera Avenue	A Professional Corporation
San Juan, Puerto Rico 00918	1445 Ross Avenue, Suite 2900
(787) 751-7340	Dallas, Texas 75202-2799
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	700,000 shares	$15.20	$10,640,000	$1,252.33

(1)
The securities to be registered consist of 700,000 shares of EuroBancshares, Inc. Common Stock, par value $.01 per share (the “Common Stock”) reserved for issuance under the 2005 Stock Option Plan for EuroBancshares, Inc. (the “Plan”).

(2)
Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of Common Stock issuable under the terms of the Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(3)
The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $ 15.20 per share, the average of the high and low price of the Common Stock as reported on The Nasdaq Stock Market on September 22, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

EuroBancshares, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005.

(2) The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the Commission on April 12, 2005.

(3) The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 16, 2005.

(4) The Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 15, 2005.

(5) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 18, 2005, January 21, 2005, February 1, 2005, March 17, 2005, March 18, 2005, April 29, 2005, May 16, 2005, June 2, 2005, July 22, 2005, July 25, 2005 and September 6, 2005.

(6) The Registrant’s description of authorized capital stock contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 2602(b)(6) of the Puerto Rico General Corporations Law of 1995 (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of its directors or stockholders in cases of monetary claims for damages resulting from the breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for (1) a breach of his duty of loyalty to the corporation or its stockholders; (2) any act or omission not in good faith, or which involves intentional misconduct or a knowing violation of the law; (3) the payment of an unlawful dividend, or the approval of an unlawful stock repurchase or redemption; or (4) any transaction in which the director derives an improper personal benefit.

Article 6 of the Registrant’s amended and restated certificate of incorporation provides that the personal liability of the Registrant’s directors for monetary claims for damages resulting from the breach of their fiduciary duties as directors shall be eliminated, provided that this provision does not eliminate or limit the liability of any director for: (1) any breach of the duty of loyalty of the director to the Registrant or its stockholders; (2) acts or omissions not in good faith, or which involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends or purchase and redemption of the Registrant’s stock; or (iv) any transaction where the director derives an improper personal benefit.

Section 2728 of the PR-GCL authorizes a Puerto Rico corporation, under certain circumstances, to indemnify its officers and directors who are, have been or are under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding; indemnification may include expenses incurred in a reasonable manner (including attorneys’ fees), provided that the director or officer acted in good faith and in a manner reasonably deemed to be in the best interests of the corporation or not opposed thereto (and with respect to any criminal action, the director or officer did not have reasonable cause to believe his conduct was unlawful). The PR-GCL does not allow indemnification for a claim in which it has been determined that a director or officer is liable to the corporation, unless the court presiding over such claim determines through a motion to that effect that, in light of all of the circumstances, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper. These rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any bylaw, agreement, vote of uninvolved stockholders or directors, or otherwise.

The Registrant’s certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Puerto Rico law. Article 13 of the Registrant’s amended and restated certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any imminent, pending or resolved action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, the Registrant’s best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant, no indemnification shall be made if such person is determined to be liable to the Registrant, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by the Registrant’s certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Section 2728(g) of the PR-GCL authorizes a Puerto Rico corporation to purchase and maintain insurance on behalf of any person who is or has been an officer or director of the corporation against any liability assertable against such person, or which arises out of his status as such, regardless of whether the corporation has the power to indemnify such person.

Article 13 of the Registrant’s amended and restated certificate of incorporation provides that the Registrant may purchase and maintain insurance covering certain liabilities of its officers, directors, employees and agents, regardless of whether the Registrant would have the power to indemnify them against such liabilities under Article 13 or applicable law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits on page 8.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan, Commonwealth of Puerto Rico, on September 26, 2005:

EUROBANCSHARES, INC.

By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears on the following signature page constitutes and appoints Rafael Arrillaga-Torréns, Jr. and Yadira R. Mercado, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Rafael Arrillaga-Torréns, Jr.	Chairman of the Board,	September 26, 2005
Rafael Arrillaga-Torréns, Jr.	President and Chief Executive Officer

/s/ Yadira R. Mercado	Executive Vice President and	September 26, 2005
Yadira R. Mercado	Chief Financial Officer

/s/ Pedro Feliciano Benítez	Director	September 26, 2005
Pedro Feliciano Benítez

/s/ Juan Ramón Gómez-Cuétara Aguilar	Director	September 26, 2005
Juan Ramón Gómez-Cuétara Aguilar

/s/ Antonio R. Pavía Bibiloni	Director	September 26, 2005
Antonio R. Pavía Bibiloni

/s/ Plácido González Córdova	Director	September 26, 2005
Plácido González Córdova

/s/ Jorge Calderón Drowett	Director	September 26, 2005
Jorge Calderón Drowett

/s/ Ricardo Levy Echeandía	Director	September 26, 2005
Ricardo Levy Echeandía

/s/ Diana López-Feliciano	Director	September 26, 2005
Diana López-Feliciano

/s/ William Torres Torres	Director	September 26, 2005
William Torres Torres

INDEX TO EXHIBITS

Exhibit  Description of Exhibit

5.1	Opinion of Jenkens & Gilchrist, A Professional Corporation

4.1	2005 Stock Option Plan for EuroBancshares, Inc.

4.2	Form of Incentive Stock Option Award Agreement

4.3	Form of Non-Qualified Stock Option Award Agreement

23.1	Consent of Jenkens & Gilchrist, A Professional Corporation (included in the opinion filed as Exhibit 5.1 hereto)

23.2	Consent of KPMG LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page to this Registration Statement)